Exhibit 4.65

DATED 10 SEPTEMBER 2007

DRILLSHIP HYDRA OWNERS INC.

DRILLSHIP PAROS OWNERS INC.

(as Borrowers)

- and -

DVB BANK AG

and others (as Lenders)

- and -

DVB BANK AG

and others

(as Arrangers)

- and -

DVB BANK AG

(as Underwriter and Agent)

- and -

DVB BANK AG

(as Security Agent)

US$230,000,000 SECURED

LOAN AGREEMENT

STEPHENSON HARWOOD

One St. Paul’s Churchyard

London EC4M 8SH

Tel: 020 7329 4422

Fax: 020 7329 7100

Ref: 21.028

21 Joint and several liability	65

22 Miscellaneous	66

23 Law and Jurisdiction	67

24 Confidentiality	68

SCHEDULE 1: The Lenders, the Arrangers and the Commitments	69

SCHEDULE 2: Conditions Precedent and Subsequent	70
Part I: Conditions precedent	70
Part II: Conditions subsequent	75

SCHEDULE 3: Calculation of Mandatory Cost	77

SCHEDULE 4: Form of Drawdown Notice	80

SCHEDULE 5: Form of Transfer Certificate	81

SCHEDULE 6: Form of Compliance Certificate	84

LOAN AGREEMENT

Dated: 10 SEPTEMBER 2007

BETWEEN:

(1)	DRILLSHIP HYDRA OWNERS INC (“Drillship Hydra”) and DRILLSHIP PMOS OWNERS INC (“Drillship Paros”), each a company incorporated under the laws of the Marshall Islands with its registered office at c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960; and (together the “Borrowers” and each a “Borrower”) jointly ,and severally; and

(2)	the banks listed in Schedule 1 (The Lenders, the Arrangers and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	the arrangers listed in Schedule 1 (The Lenders, the Arrangers and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the “Arrangers” and each an “Arranger”); and

(4)	DVB BANK AG, acting as agent through its office at Friedrich-Ebcrt-Anlage 2-14, D60325, Frankfurt am Main, Federal Republic of Germany (in that capacity the “Agent”); and

(5)	DVB BANK AG, acting as underwriter and security agent through its office at Friedrich-Ebert-Anlage 2-14, D60325, Frankfurt am Main, Federal Republic of Germany (in that capacity the “Security Agent”).

WHEREAS:

(A)	Each Borrower intends to agree to purchase the relevant Vessel from the Builder on the terms of the relevant Building Contract.

(B)	Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, up to one hundred and fifteen million Dollars ($115,000,000) per Vessel and two hundred and thirty million Dollars ($230,000,000) in the aggregate for both Vessels) to assist the Borrowers to finance part of the First Instalment and Second Instalment of each Vessel.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Account Holder” means any bank or financial institution acceptable to the Agent (in its sole discretion) which at any time, with the Agent’s prior written consent, holds the Earnings Accounts.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Ambassador” means Ambassador Shipping Corporation, a company incorporated under the laws of the Republic of the Marshall Islands with its registered office at do The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Assignments” means the deeds of assignment of the Insurances, Earnings and Requisition Compensation referred to in Clause 10.1.6 (Security Documents) and “Assignment” means any one of them.

“Availability Termination Date” means (a) 31 December 2007 in the case of each First Instalment and (b) 30 June 7,008 in the case of each Second Instalment or, in each case, such later date as the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 8.3 (Break Costs).

“Builder” means Samsung Heavy Industries Co., Ltd., a corporation incorporated and existing under the laws of the Republic of Korea and having its registered office at 34th floor, Samsung life Insurance Seocho Tower 1321-15, Seocho-Gu, Seoul; Korea 137-15.

“Building Contracts” means the contracts between the relevant Borrower and the Builder on the tens and subject to the conditions of which the Builder has agreed to construct the Vessels for, and deliver the Vessels to, the Borrowers respectively (as the same may be further supplemented and/or amended from time to time) and “Building Contract” means either one of them.

“Building Contract Assignments” means the deeds of assignment of the Building Contracts and the Refund Guarantees referred to in Clause 10.1.1 (Security Documents) and “Building Contract Assignment” means either one of them.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York. London, Frankfurt, Piraeus and Rotterdam.

“Cardiff” means Cardiff Marine Inc., a company incorporated under the laws of the Republic of Liberia, with its registered office at 80 Broad Street, Monrovia, Liberia.

“Collateral Loan Agreement A” means the loan agreement dated 27 April 2005 made between (a) Oil Transport, Innovative and Musk, as joint and several borrowers, (b) HSH and others, as lenders, (c) HSH, as agent, (d) HSH, as security agent and (e) HSH, as swap provider.

“Collateral Loan Agreement B” means the loan agreement dated 26 September 2006 made between (a) HSH and others, as lenders, (b) HSH, as agent, (c) HSH, as security agent, (d) HSH, as swap provider and (e) Ambassador, as borrower.

“Collateral Loan Agreements” means Collateral Loan Agreement A and Collateral Loan Agreement B.

“Collateral Loan A Indebtedness” means the Indebtedness as such term is defined in the Collateral Agreement A.

“Collateral Loan B Indebtedness” means the Indebtedness as such term is defined in the Collateral Agreement B.

“Collateral Loan Indebtedness” means the aggregate of Collateral Loan A Indebtedness and Collateral Loan B Indebtedness.

“Collateral Owners” means Innovative, Oil Transport and Ambassador, or any other corporation who shall own a Collateral Vessel that is a substitute for any of m.vs “POMPANO”, “FERNANDINA” and “VENTURA” respectively and “Collateral Owner” means any one of them.

“Collateral Vessels” means the dry bulk vessels each of approximately 174,220 dwt and built in 2006 with the names set out below registered under the respective flags set out below in the ownership of the respective Collateral Owners set out below:

Name	Flag	Collateral Owner
m.v. “POMPANO”	Maltese	Innovative
m.v. “FERNANDINA”	Maltese	Oil Transport
m.v. “VENTURA”	Maltese	Ambassador

or any other vessel nominated by the Borrowers prior to the first Drawdown Date and acceptable to the Lenders in their sole discretion and “Collateral Vessel” means any one of them.

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders, the Arrangers and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Contract Price”, in respect of each Vessel, means an aggregate amount of six hundred and one million Dollars ($601,000,000), as evidenced by the relevant Building Contract.

“Corporate Guarantees” means the guarantees and indemnities referred to in Clause 10.1.2 (Security Documents) and ‘Corporate Guarantee” means any one of them.

“Corporate Guarantors” means Cardiff, Grand, and the Collateral Owners and “Corporate Guarantor” means any one of them.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.5 (Security Documents).

“Deeds of Co-ordination” means the deeds referred to in Clause 10.1.8 (Security Documents).

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date of actual delivery of a Vessel to the relevant Borrower by the Builder under the relevant Building Contract.

“DOC means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the relevant Drawing is advanced under Clause 4 (Advance).

“Drawdown Notice” means a notice substantially in the form set out in Schedule 4 (Form of Drawdown Notice).

“Drawing” means, in respect of a Vessel, a part of the Vessel Loan for that Vessel advanced or to be advanced pursuant to a Drawdown Notice for the purposes of financing the First Instalment or the Second Instalment for that Vessel and “Drawings” means more than one of them.

“Dryships” means Dryships Inc., a company incorporated under the laws of the Marshall Islands with its registered office at The Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Collateral Owner in respect of a Collateral Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Collateral Vessel.

“Earnings Account” means the bank accounts to be opened in the names of each of the Collateral Owners with the Account Holder and designated “Oil Transport Investments Limited - Earnings Account”, “Innovative Investments Limited - Earnings Account”, and “Ambassador Shipping Corporation - Earnings Account”.

“Earnings Accounts Charges” means the deeds of pledge or charge referred to in Clause 10.1.7 (Security Documents) and “Earnings Account Charge” means any one of them.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Equity Portion” means that amount of an Instalment payable or paid by the Borrowers to the Builders pursuant to the Building Contract and not forming part of the Loan.

“Event of Default” means any of the events or circumstances set out in Clause 13.1 (Events of Default).

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 9 (Fees).

“Final Maturity Date” means, in respect of the Vessel with hull number HN 1837, the date falling on the earlier of (i) its Delivery Date, and (ii) 30 March 2011 and, in respect of the Vessel with hull number HN 1838, the date falling on the earlier of (i) its Delivery Date and (ii) 30 June 2011, or in each case in the Agent’s absolute discretion (following the Borrowers’ request) such later date as the Agent may agree.

“Finance Documents” means this Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Arrangers, the Security Agent and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Statements” means the financial statements of the Group and the Corporate Guarantors provided to the Agent in accordance with Clause 12.1.1.

“First Instalment” means, in respect of each Vessel, the sum of ninety million one hundred and fifty thousand Dollars ($90,150,000) representing fifteen per cent (15%) of the portion of the Contract Price which shall become due and payable and be paid by the relevant Borrower within three (3) New York Business Days from signing of the relevant Building Contract.

“GAAP” means generally accepted accounting principles in the United States of America.

“Grand” means Grand Investment Holdings Limited of c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960.

“Group” means all companies whose vessels are managed by Cardiff and are beneficially owned by the Personal Guarantor, but excluding any companies whose vessels are owned by Dryships.

“HSH” means HSH Nordbank AG, a company incorporated under the laws of the Federal Republic of Germany acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany.

“IAPPC” means a valid international air pollution prevention certificate for a Collated Vessel issued under Annex VI.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Innovative” means Innovative Investments Limited, a company incorporated under the laws of the Marshall Islands with its registered office at c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960.

“Instalment” means any one of the First Instalments and the Second Instalments.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Collateral Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.8 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Agent pursuant to Clause 7 (Interest).

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Collateral Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS” Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Collateral Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Collateral Vessel issued under the ISPS Code.

“Leverage” means the ratio of total debt divided by the charter free market value of total assets, as each such term is defined in the applicable Financial Statements for the Group or, as the context may require Grand.

“LIBOR” means:

(a)	in relation to any Interest Period of 1 month or other period of months not exceeding 12 months, the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to the relevant Interest Period which appears on Telerate Page 3750 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement. “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	in relation to an Interest Period of any other duration or if no rate is quoted on Telerate Page 3750, the rate per annum determined by the Lender to be the rate at which deposits in Dollars are offered to prime banks in the London Interbank market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it.

“Loan” means the aggregate amount of the Vessel Loans advanced or to be advanced by the Lenders to the Borrowers under Clause 4 (Advance) or, where the context permits, the amount of the Vessel Loans advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six per cent (66%) of the aggregate of all the Commitments.

“Management Agreements” means the agreements for the commercial and technical management of the Collateral Vessels each made between the relevant Collateral Owner respectively and the Managers and “Management Agreement” means any one of them.

“Managers” means Cardiff in its capacity as commercial and/or, as the context may require, technical managers of the Vessels and the Collateral Vessels or such other commercial and/or technical managers of the Vessels and/or the Collateral Vessels nominated by the Borrowers or the Collateral Owners as the Agent may approve.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 3 (Calculation of Mandatory Cost).

“Margin” means one point two five per cent (1.25%) per annum.

“Maximum Drawing Amount”, in respect of a Drawing, means an amount not exceeding the lesser of (a) fifty seven million five hundred thousand Dollars ($57,500,000) and (b) sixty four per centum (64%) of the relevant Instalment to be financed by that Drawing.

“Maximum Loan Amount” means an amount not exceeding the lesser of (a) two hundred and thirty million Dollars ($230,000,000) and (b) sixty four per centum (64%) of the aggregate of the First Instalments and the Second Instalments for both Vessels.

“Maximum Vessel Loan Amount” means, for each Vessel, an amount not exceeding the lesser of (a) one hundred and fifteen million Dollars ($115,000,000) and (b) 64% of the aggregate of the First Instalment and the Second Instalment of that Vessel.

“Minimum Liquidity” means the sum of cash and cash equivalents excluding restricted cash. as each such term is defined in the applicable Financial Statements for the Group.

“Minimum Net Worth” means the charter free market value of total assets less total liabilities, as each such term is defined in the applicable Financial Statements for the Group.

“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance, and any other insurance from time to time taken out by the Agent in relation to a Vessel.

“Mortgages” means the statutory mortgages referred to in Clause 10.1.5 (Security Documents) together with the Deeds of Covenants and “Mortgage” means any one of them.

“Musk” means Musk Shipholding Inc., a company incorporated under the laws of the Marshall Islands with its registered office at c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960.

“Net Fair Market Value” means, in respect of a Collateral Vessel, the value of such Collateral Vessel based on the average of two valuations for that Collateral Vessel prima facie determined by two reputable, independent and first class firms of shipbrokers appointed by and reporting to the Agent on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer less the Collateral Loan Indebtedness applicable to that Collateral Vessel.

“Oil Transport” means Oil Transport Investments Limited, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia.

“Original Financial Statements” means the audited consolidated financial statements of the Group and the Corporate Guarantors for the financial year ended 31 December 2006.

“Personal Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

“Personal Guarantor” a person acceptable to the Lenders in their discretion and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“Pledgors” means, in the case of Drillship Hydra, Drillship Hydra Shareholders Inc., and, in the case of Drillship Paros, Drillship Paros Shareholders Inc., each a company incorporated under the laws of the Marshall Islands with its registered office at c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Reference Banks” means, in relation to LIBOR, the principal London offices of such banks as the Majority Lenders, may agree from time to time and as may be appointed by the Agent in consultation with the Borrowers.

“Refund Guarantees” means refund guarantees issued or to be issued by the Refund Guarantor in favour of the Borrowers respectively pursuant to the Building Contracts in respect of each Instalment and “Refund Guarantee” means any one of them.

“Refund Guarantor” means a financial institution acceptable to the Lenders in their absolute discretion.

“Relevant Documents” means the Finance Documents, the Building Contracts, the Refund Guarantees, the Management Agreements, the Managers’ confirmation specified in Part I of Schedule 2 (Conditions precedent), and the Account Holder’s confirmation specified in Part I of Schedule 2 (Conditions precedent).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Collateral Owner as a result of a Collateral Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

“Second Instalment” means, in respect of each Vessel, the sum of ninety million one hundred and fifty thousand Dollars ($90,150,000) representing fifteen percent (15%) of the portion of the Contract Price which shall become due and payable and be paid by the relevant Borrower six months after the signing of the relevant Building Contract, in accordance with the relevant Building Contract.

“Security Documents” means the Building Contract Assignments, the Corporate Guarantees, the Personal Guarantee, the Share Pledges, the Mortgages, the Deeds of Covenants, the Assignments, the Earnings Accounts Charges, the Deeds of Coordination or (where the context permits) any one or mom of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrowers, the Corporate Guarantors, the Personal Guarantor, the Pledgors and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Shares Pledges” means the pledges of shares referred to in Clause 10.1.4 and “Shares Pledge” means either one of them (Security Documents).

“SMC” means a valid safety management certificate issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Collateral Vessel developed and implemented in accordance with the ISM Code.

“Subsidiaries” means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and “Subsidiary” means any one of them

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Collateral Vessel; or

(b)	the requisition For title or compulsory acquisition of a Collateral Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation of a Collateral Vessel by any government or by persons acting or purporting to act on behalf of any government, unless that Collateral Vessel is released and returned to the possession of the relevant Collateral Owner within one month after the capture, seizure, arrest, detention or confiscation in question.

“Transfer Certificate” means a certificate substabtially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date”, in relation to any Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessel Loan” means the amount advanced or to be advanced to the Borrowers by the Lenders in up to two Drawings in respect of that Vessel or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding and “Vessel Loans” means both of them.

“Vessels” means the two drillship newbuildings, each with an operating capacity of a water depth of up to 10,000 ft and a drilling depth of up to 35,000 ft and everything now or in the future belonging to them on board and ashore, currently under construction by the Builder with the Builder’s hull numbers set out below for the respective Borrowers set out below on the terms of the Building Contracts and “Vessel” means either one of them:

Hull Number	Borrower	Expected Delivery Date
HN 1837	Drillship Hydra	December 2010
HN 1838	Drillship Paros	March 2011

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees; and

1.2.9	a time of day (unless otherwise specified) is a reference to London time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan comprising both the Vessel Loans and not exceeding in aggregate the Maximum Loan Amount.

2.2	Finance Parties’ obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent The Borrowers are not entitled to have any Drawing advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent), save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrowers under Clause 11 (Representations) are true in all material respects.

3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:

3.3.1	that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount:

3.3.2	that Drawing will not exceed the Maximum Drawing Amount or the Maximum Vessel Loan Amount;

3.3.3	the proposed Drawdown Date of that Drawing coincides with the due date for payment by the relevant Borrower of the relevant Instalment.

3.4	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent), save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5	No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the relevant Drawdown Date or such other date specified by the Agent.

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.6	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1	be in form and substance acceptable to the Agent; and

3.6.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1	Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

4.2	Lenders’ participation Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.

5	Repayment

5.1	Repayment of each Vessel Loan The Borrowers agree to repay each Vessel Loan to the Agent for the account of the Lenders in one amount on the earlier of (i) the Delivery Date in respect of that Vessel and (ii) the Final Maturity Date applicable to that Vessel.

5.2	Reborrowing The Borrowers may not reborrow any part of a Vessel Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in my jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrowers shall repay that Lender’s Commitment in respect of each Vessel Loan (to the extent already advanced) on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the amount in respect of that Vessel Loan to be repaid in accordance with Clause 5.1 shall be reduced accordingly.

6.2	Voluntary prepayment of a Vessel Loan The Borrowers may prepay the whole or any part of any Vessel Loan (but, if in part, being an amount that reduces that Vessel Loan by a minimum amount of US$500,000) subject to giving the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice.

6.3	Mandatory prepayment on sale or Total Loss If a Collateral Vessel is sold by a Collateral Owner or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or within one hundred and twenty (120) days after any such Total Loss, apply all sale or insurance proceeds, following any prepayment under the Collateral Loan Agreements, directly forthwith in prepayment of each Vessel Loan then outstanding, each such prepayment amounting to an amount in aggregate not less than the higher of (a) the Net Fair Market Value of that Collateral Vessel on the date of such sale or Total Loss, less any Collateral Loan Indebtedness applicable to that Vessel and (b) the outstanding Indebtedness.

6.4	Mandatory prepayment on refinancing of a Vessel If the Borrowers intend to refinance a Vessel Loan, or intend to seek additional financing in respect of a Vessel with a financial institution other than the Agent the Borrowers shall, prior to, or simultaneously with the first drawdown of such refinancing or additional financing, prepay the Indebtedness applicable to that Vessel Loan PROVIDED THAT, the Agent shall have a right of first refusal to make such financing or refinancing with the relevant Borrower.

6.5	Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

7	Interest

7.1	Interest Periods The period during which each Vessel Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of one, two three, six, nine or twelve months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods Each Interest Period shall start on the first Drawdown Date of the relevant Vessel Loan or (if a Drawing of that Vessel Loan is already advanced) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date of that Vessel Loan or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3	Second and subsequent Drawings If the second or any subsequent Drawing of a Vessel Loan is made otherwise than on the first day of an Interest Period for the balance of that Vessel Loan, there shall be a separate initial Interest Period for that Drawing commencing on its Drawdown Date and expiring on the final date of the then current Interest Period for the balance of that Vessel Loan.

7.4	Fixed interest rate option The Borrowers may, subject to giving the Agent not fewer than five (5) Business Days’ prior Written notice expiring on a Business Day of their intention to do so, and subject to availability and the Agent’s and the Lenders’ prior written approval, request that the interest rate of all or a substantial part of the Loan be fixed for a period not exceeding twelve (12) months.

7.5	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.6	Interest rate During each Interest Period interest shall accrue on each Vessel Loan at the rate determined by the Agent to be the aggregate of either (a) the Margin, and (b) LIBOR and (c) the Mandatory Cost, or, if the fixed interest rate option has been selected pursuant to Clause 7.4, (a) the Margin, and (b) the level of the highest cost of funding to the Lenders for the fixed interest period in question and (c) the Mandatory Cost, if any.

7.7	Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), or Clause 7.4 (Fixed Interest Rate Option) the interest rate applicable shall be the rate determined by the Agent in accordance with Clause 7.6 (Interest rate) for an Interest Period of such duration (not exceeding three months) as the Agent may select.

7.8	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.9	Default interest If a Borrower fails to pay any mount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period, in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.9 shall be immediately payable by that Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.10	Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London interbank market, adequate and fair means do not exist for determining the rate of interest on a Vessel Loan for any Interest Period:

7.10.1	the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.10.2	the rate of interest on each Lender’s Commitment in that Vessel Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment in that Vessel Loan from whatever source it may reasonably select;

(c)	the Mandatory Cost, if any, applicable to that Lender’s Commitment in that Vessel Loan,

PROVIDED THAT if the resulting rate of interest on any Commitment in that Vessel Loan is not acceptable to the Borrowers:

7.10.3	the Agent on behalf of the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.10.4	any substitute basis agreed pursuant to Clause 7.10.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments in that Vessel Loan; and

7.10.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.10.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the relevant Commitment in that Vessel Loan, together with any Break Costs, and the remaining amount in respect of that Vessel Loan shall be reduced accordingly.

7.11	Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tar if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

8.2	Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, a Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3

Break Costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period in respect of the same, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4	the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2	compensated for by a payment made under Clause 17.3 (Grossing-up);

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.11	Basel II In relation to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, a Finance Party or any holding company of a Finance Party), if this gives rise to a change in the Risk Asset Weighting of a Finance Party’s actual or notional rate of return from the Loan then the amount of any reduction of the Finance Party’s rate of return from the Loan will be payable by the Borrower. The Agent shall consult with the Borrower in relation to the effect of the implementation of Basel II.

9	Fees

9.1	Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of zero point two five (0.25%) per cent per annum calculated on the undrawn amount of the Loan payable quarterly in arrears from the date of this Agreement until the earlier of the Drawdown Date in respect of the final Drawing to occur and the Availability Termination Date, both dates inclusive. The accrued commitment fee is payable on the last day of each successive period of three months from the date of this Agreement and on the Availability Termination Date.

9.2	Arrangement fee The Borrowers shall pay to the Agent for the account of the Arrangers an arrangement fee in the amount and at the times agreed in a fee Letter.

9.3	Agency fee The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

9.4	Underwriting and structuring fee The Borrowers shall pay to the Agent (for its own account) an underwriting and structuring fee in the amount and at the times agreed in a Fee Letter.

10	Security and Application of Moneys

10.1	Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	first priority deeds of assignment of the Building Contracts and the Refund Guarantees;

10.1.2	guarantees and indemnities from each of the Corporate Guarantors;

10.1.3	the guarantee and indemnity from the Personal Guarantor;

10.1.4	first priority pledges from the Pledgors of all the issued shares of each of the Borrowers;

10.1.5	second priority statutory mortgages over the Collateral Vessels together with collateral deeds of covenants;

10.1.6	second priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Collateral Vessels;

10.1.7	second priority deeds of pledge or charge over the Earnings Accounts and all amounts from time to time standing to the credit of the Earnings Accounts; and

10.1.8 deeds of co-ordination in respect of the Collateral Vessels.

10.2	Earnings Accounts The Borrowers shall procure that the Collateral Owners shall maintain the Earnings Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents and the applicable Collateral Loan Agreement.

10.3	Earnings The Borrowers shall procure that the Collateral Owners shall procure that all Earnings and any Requisition Compensation are credited to the relevant Earnings Account.

10.4	Borrowers’ obligations not affected If for any reason the amount standing to the credit of the Earnings Account is insufficient to repay any Vessel Loan or to make any payment of interest when due, the Borrowers’ obligation to repay that Vessel Loan or to make that payment of interest shall not be affected.

10.5	Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Earnings Accounts (except in accordance with the relevant Collateral Loan Agreement and this Clause 10) without the prior written consent of the Agent.

10.6	Access to information The Borrowers shall procure that the Collateral Owners agree that the Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Earnings Accounts, and irrevocably waive any right of confidentiality which may exist in relation to those records.

10.7	Statements Without prejudice to the rights of the Agent under Clause 10.6 (Access to information), the Borrowers shall procure that the Collateral Owners will procure that the Account Holder provides to the Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Earnings Accounts during the immediately preceding calendar month.

10.8	Application after acceleration From and after the giving of notice to the Borrowers by the Agent under Clause 13.2 (Acceleration), the Borrowers shall procure that the Collateral Owners shall procure that all sums from time to time standing to the credit of either of the Earnings Accounts are immediately transferred to the Agent for application in accordance with Clause 10.9 (General application of moneys) and the Borrowers shall procure that the Collateral Owners irrevocably authorise the Agent to instruct the Account Holder to make those transfers.

10.9	General application of moneys Each Borrower irrevocably authorises, and shall procure that each Collateral Owner irrevocably authorises, the Agent and the Security Agent, subject to Clause 10.10 (Application of moneys on sale or Total Loss), to apply all sums which either of them may receive:

10.9.1	pursuant to a sale or other disposition of its Vessel or a Collateral Vessel or any right, title or interest in its Vessel or a Collateral Vessel; or

10.9.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation of its Vessel or a Collateral Vessel; or

10.9.3	by way of transfer of any sum from either of the Earnings Accounts; or

10.9.4	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may determine.

10.10	Application of moneys on sale or Total Loss Each Borrower shall procure that each Collateral Owner irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive pursuant to a sale by that Collateral Owner of its Collateral Vessel or a Total Loss of its Collateral Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrowers’ obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.11	Additional security If at any time the aggregate of the Net Fair Market Value of the Collateral Vessels and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.11 is less than ninety million Dollars ($90,000,000) the Borrowers shall, within thirty (30) days of the Agent’s request, at the Borrowers’ option:

10.11.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.11.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.11.3	prepay the amount of the Indebtedness which will ensure that the aggregate of the market value of the Collateral Vessels (determined as stated above) and the value of any such additional security is not less than ninety million Dollars ($90,000,000).

Clauses 5.2 (Reborrowing) and 6.5 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.11 and the value of any additional security provided shall be determined as stated above.

11	Representations

11.1	Representations The Borrowers make the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement.

11.1.1	Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 3 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrowers are acting for their own account.

11.1.4	Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)	to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions subsequent).

11.1.6	Governing law and enforcement The choice of English law as the governing law of any Finance Document expressed to be governed by English law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7	Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8	No filing or stamp taxes Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents (other than the Security Documents) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result From the advance of any Drawing.

11.1.10	No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided.

11.1.11	Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12	No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers’ knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13	Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.1.14	No established place of business in the UK or US No Security Party has an established place of business in the United Kingdom or the United States of America.

11.1.15	Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.2	Repetition Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information Undertakings

12.1.1	Financial statements The Borrowers shall procure that:-

(a)	the Group supplies to the Agent as soon as the same become available, but in any event within 180 days after every 31 December of each of its financial years, its combined annual audited Financial Statements for that financial year and within 120 days after every 31 December and 30 June of each of its financial half-years, its semi-annual unaudited Financial Statements and management accounts for that financial half-year;

(b)	Grand supplies to the Agent as soon as the same become available, but in any event within 180 days after every 31 December of each of its financial years, its consolidated annual audited Financial Statements for that financial year and within 120 days after every 31 December and 30 June of each of its financial half-years, its semi-annual unaudited Financial Statements for that financial half-year;

(c)	each Collateral Owner supplies to the Agent as soon as the same become available, but in any event within 180 days after every 31 December of each of its respective financial years, its respective annual audited Financial Statements for that financial year and within 120 days after every 31 December and 30 June of each of its financial half-years its respective semi-annual unaudited Financial Statements for that financial half-year,

* in each case, (together with updated details of all off-balance sheet, time-charter hire commitments and annual cash flow information upon the Agent’s first request in writing), which shall each be accompanied by a Compliance Certificate, signed by one director of each of the Group, Grand, each Collateral Owner and each Borrower, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date at which those Financial Statements were drawn up.

12.1.2	Requirements as to Financial Statements Each set of Financial Statements delivered by the Group and the Corporate Guarantors under Clause 12.1.1 (Financial statements):

(a)	shall be certified by a director of the relevant Borrower, the Group or the Corporate Guarantors (as the context may require) as fairly representing its financial condition as at the date as at which those Financial Statements were drown up; and

(b)	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of Financial Statements, the relevant Security Party notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the relevant Security Party’s auditors deliver to the Agent:

(i)	a description of any change necessary for those Financial Statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those Financial Statements and that indicated in the Original Financial Statements.

12.1.3	Information: miscellaneous The Borrowers shall supply to the Agent and shall procure that each Corporate Guarantor shall supply to the Agent:

(a)	all documents dispatched by the Borrower and each Corporate Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party;

(c)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and details of the operating costs of any Collateral Vessel: and

(d)	by not later than one year prior to the Delivery Date of a Vessel, the finalised business plan for that Vessel regarding the management of the Vessel by the Managers and the Vessel’s employment after its Delivery Date, in form and substance acceptable to the Agent in its discretion.

12.1.4	Notification of default Each Borrower shall:-

(a)	notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence; and

(b)	promptly upon a request by the Agent, supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.5	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, my prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants The Borrowers shall procure that at all times:-

12.2.1	Group financial ratios the Group’s financial condition, as evidenced by the most recent Financial Statements, shall be such that, on a consolidated basis:

(a)	the Group maintains Leverage which does not exceed 75%; and

(b)	Minimum Net Worth is not lower than one hundred and fifty million Dollars ($150,000,000); and

(c)	throughout the Facility Period the companies whose vessels are managed by Cardiff maintain aggregate Minimum Liquidity in an amount in excess of thirty million Dollars ($30,000,000).

12.2.2	Grand’s financial ratios Grand’s financial condition as evidenced by the most recent Financial Statements shall be such that, on a consolidated basis:

(a)	Grand maintains Leverage which does not exceed 75%; and

(b)	Grand maintains a Minimum Net Worth, which is not lower than seventy five million Dollars ($75,000,000).

The financial covenants contained in this Clause 12.2 shall be tested semi-annually on the basis of the annual or semi-annual Financial Statements provided under Clause 12.1.1 and shall be confirmed in the relevant Compliance Certificate.

12.2.3	General undertakings

12.2.4	Authorisations The Borrowers shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

12.2.5	Compliance with laws Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.2.6	Conduct of business Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.2.7	Evidence of good standing The Borrowers will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.2.8	Borrowers’ ownership The Borrowers will procure that the Borrowers and the Corporate Guarantors each remain one hundred per centum (100%), directly or indirectly, beneficially owned by the Personal Guarantor.

12.2.9	Subordination Each Borrower undertakes that all shareholder’s loans made to the Borrowers and the Collateral Owners and all claims of the Corporate Guarantors against the Borrowers and the Collateral Owners and any sums owed to the Managers are fully subordinated to the Indebtedness.

12.2.10	Negative pledge and no disposals Neither Borrower shall without the prior written consent of the Agent, and shall procure that none of the Corporate Guarantors (other than Cardiff) shall without the prior written consent of the Agent, create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking.

12.2.11	Merger Neither Borrower shall without the prior written consent of the Agent, and shall procure that none of the Corporate Guarantors shall without the prior written consent of the Agent, enter into any amalgamation, demerger, merger or corporate reconstruction.

12.2.12	Change of business Neither Borrower shall without the prior written . consent of the Agent, and shall procure that none of the Corporate Guarantors shall without the prior written consent of the Agent, make any substantial change to the general nature of its or their business from that carried on at the date of this Agreement.

12.2.13	No other business Neither Borrower shall without the prior written consent of the Agent, and shall procure that none of the Corporate Guarantors (other than Cardiff) shall without the prior written consent of the Agent, engage in any business other than the ownership of its Vessel.

12.2.14	No place of business in UK or US Neither Borrower shall and no Corporate Guarantor shall have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.2.15	No borrowings Neither Borrower shall without the prior written consent of the Agent, and shall procure that none of the Corporate Guarantors shall without the prior written consent of the Agent, borrow any money (except for the Loan, the Collateral Loan Indebtedness and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

12.2.16	No substantial liabilities Except in the ordinary course of business, neither Borrower shall without the prior written consent of the Agent, and shall procure that none of the Corporate Guarantors shall without the prior written consent of the Agent, incur any liability to any third party which is in the Agent’s opinion of a substantial nature.

12.2.17	No loans or other financial commitments Neither Borrower shall without the prior written consent of the Agent make, and shall procure that none of the Corporate Guarantors shall without the prior written consent of the Agent make, any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of a Vessel.

12.2.18	No dividends The Borrowers shall not, and shall procure that the Collateral Owners and Grand shall not, without the prior written consent of the Agent, pay any dividends or other distributions of a revenue or capital nature, or make any payments of principal or interest on debt to any member of the Group or to any other related entities or persons other than the Collateral Loan Indebtedness.

12.2.19	No change in ownership or control of a Borrower Neither Borrower shall, and shall procure that no Corporate Guarantor shall, permit any change in its beneficial ownership and control from that advised to the Agent at the date of this Agreement.

12.2.20	Inspection of records Each Borrower will, and will procure that each Corporate Guarantor will, permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.2.21	No change in Relevant Documents The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

12.2.22	No transactions The Borrowers shall not, and shall procure that each Corporate Guarantor shall not, enter into any transactions with any other member of the Group or any other associated company without the prior written consent of the Agent, unless it is reasonably incurred in the normal course of its business.

12.2.23	No security interest Each Borrower shall not, and shall procure that each Corporate Guarantor shall not, create any form of security interest or quasi security interest over any of its assets or revenue without the prior written consent of the Agent unless it is reasonably incurred in the normal course of their respective businesses.

12.2.24

Evidence of funding The Borrowers shall provide to the Agent evidence, in a form and substance acceptable to the Agent in its discretion, (comprising, inter alia, a commitment letter executed by a financial institution acceptable to the Agent in its sole discretion) that, at least three (3) months prior to the date any installment is due and payable pursuant to a Building Contract, sufficient committed funds, together with any required equity contribution, are available to cover the amount of such instalment in full, together with evidence that such committed funding is, or will be in place up to and including the Final Maturity Date of the Vessel in question.

12.3	Collateral Vessel undertakings

12.3.1	No sale of Collateral Vessel The Borrowers shall procure that no Collateral Owner shall sell or otherwise dispose of its Collateral Vessel or any shares in its Collateral Vessel nor agree to do so without the prior written consent of the Agent.

12.3.2	No chartering after Event of Default Following the occurrence and during the continuation of an Event of Default the Borrowers shall procure that no Collateral Owner shall without the prior written consent of the Agent let its Collateral Vessel on charter or renew or extend any charter or other contract of employment of its Collateral Vessel (nor agree to do so).

12.3.3	No change in management Each Borrower shall procure that each Collateral Owner shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, the Management Agreement in respect of its Collateral Vessel and no Collateral Owner shall without the prior written consent of the Agent permit the Managers to sub-contract or delegate the commercial or technical management of its Collateral Vessel to any third party.

12.3.4	Registration of Collateral Vessel Each Borrower shall procure that each Collateral Owner undertakes to maintain the registration of its Collateral Vessel under the flag stated in Clause 1.1 (Definitions and Interpretation) for the duration of the Facility Period unless the Agent agrees otherwise in writing.

12.3.5	Evidence of current COFR Each Borrower shall procure that each Collateral Owner will, if and for so long as its Collateral Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain, retain and provide the Agent with a copy of, a valid Certificate of Financial Responsibility for its Collateral Vessel under that Act and will comply strictly with the requirements of that Act.

12.3.6	ISM Code compliance Each Borrower shall procure that each Collateral Owner will:

(a)	procure that its Collateral Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for its Collateral Vessel throughout the Facility Period and provide a copy to the Agent;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Agent; and

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of its Collateral Vessel or of the DOC of the ISM Company.

12.3.7	ISPS Code compliance Each Borrower shall procure that each Collateral Owner will:

12.3.8	for the duration of the Facility Period comply with the ISPS Code in relation to its Collateral Vessel and procure that its Collateral Vessel and the ISPS Company comply with the ISPS Code;

12.3.9	maintain a valid and current ISSC for its Collateral Vessel throughout the Facility Period and provide a copy to the Agent; and

12.3.10	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC of its Collateral Vessel.

12.3.11	Annex VI compliance Each Borrower shall procure that each Collateral Owner will:

12.3.12	for the duration of the Facility Period comply with Annex VI in relation to its Collateral Vessel and procure that its Collateral Vessel’s master and crew are familiar with, and that its Collateral Vessel complies with, Annex VI;

12.3.13	maintain a valid and current IAPPC for its Collateral Vessel throughout the Facility Period and provide a copy to the Agent; and

12.3.14	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC of its Collateral Vessel.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrowers do not pay on the due date any amount payable by them under a Finance Document at the place at and in the currency in which it is expressed to be payable.

13.1.2	Other obligations A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

13.1.3	Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of a Security Party:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

13.1.5	Insolvency

(a)	A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

13.1.8	Change in ownership or control of a Security Party There is any change in the beneficial ownership or control of a Security Party from that advised to the Agent by the Borrowers at the date of this Agreement.

13.1.9	Repudiation A Security Party or any other person (except a Finance Party) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

13.1.10	Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.12	Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

13.1.13	Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15	Builder and Refund Guarantor If, before the Delivery Date, any of the circumstances set out in Clause 13.1.5 or 13.1.6 occurs in relation to the Builder or the Refund Guarantor.

13.1.16	No issue of a Refund Guarantee If the Borrowers do not deliver or cause to be delivered to the Agent a Refund Guarantee which is to the Agent’s satisfaction.

13.1.17	Building Contract and Refund Guarantees If at any time during the Facility Period the Building Contract or any of the Refund Guarantees is terminated, revoked, cancelled or repudiated or otherwise ceases to remain in full force and effect;

13.1.18	Loss of Collateral Vessel A Collateral Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:

(a)	that Collateral Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and twenty (120) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree; or

(d)	the Borrower has procured that another vessel has been mortgaged to the Security Agent and such mortgage and security is in form and substance acceptable to the Agent, in its discretion.

13.1.19	Challenge to registration The registration of a Collateral Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

13.1.20	War The country of registration of a Collateral Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.21	Notice of termination A Corporate Guarantor or the Personal Guarantor gives notice to the Security Agent to determine his obligations under the relevant Guarantee.

13.1.22	Death of Personal Guarantor The Personal Guarantor dies or becomes of unsound mind and the Borrowers do not procure that, within twenty one (21) days of being required to do so by the Agent, the Security Agent is provided with a replacement guarantee and indemnity and/or other additional security for the payment of the Indebtedness in form and substance acceptable to the Security Agent.

13.1.23	Material adverse change Any event or series of events occurs which, in the opinion of the Agent, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrowers cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14	Assignment and Sub-Participation

14.1	Lenders’ rights A Lender may with the Agent’s prior written consent assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of that Lender or to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment.

14.2	Borrowers’ co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorise any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents, the Vessels and the Collateral Vessels which any Finance Party may in its discretion consider necessary or desirable.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1	to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of one thousand Dollars ($ 1,000).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate,

14.5	Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2	Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

15.2	Authority Each Lender irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the unanimous instructions from time to time of the Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the unanimous instructions from time to time of the Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1	the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrowers’ obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions “Majority Lenders” or “Margin”; nor

15.4.4	approve the identity of the Personal Guarantor; nor

15.4.5	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.6	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.7	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.8	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.9	agree to amend this Clause 15.4.

15.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent’s rights The Agent may:

15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent’s duties The Agent shall:

15.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s Subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 (Fees) and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the “Excess Amount”) then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21	Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1	the Lenders may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4	the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22	No fiduciary relationship Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments), the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

16.1	Set-off A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1	Payments Each amount payable by a Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6	Control Account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrowers, c/o Cardiff Marine Inc., Athens Shipmanagement Office of 80 Kifissias Avenue, 151 25 Amaroussion, Greece (fax no: +300 210 809 0585) marked for the attention of the General Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1 (The Lenders, the Arrangers and the Commitments);

18.2.3	in the case of the Agent, to the Agent at its address at the head of this Agreement (fax no: +49 69 97 7688) marked for the attention of Loan Administration Department, together with a copy to DVB Bank AG, Greek Representative Office (fax no: +30 210 429 1284); and

18.2.4	in the case of the Security Agent, to the Security Agent at its address at the head of this Agreement (fax no: +49 69 97 7688) marked for the attention of Loan Administration Department, together with a copy to DVB Bank AG, Greek Representative Office (fax no: +30 210 429 1284); and

18.2.5	in the case of each Arranger, those appearing opposite its name in Schedule 1 (The Lenders, the Arrangers and the Commitments).

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection with this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it is actually received;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to any one party will be effective only when actually received by that party.

All notices from or to the Borrowers shall be sent through the Agent.

18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Joint and several liability

21.1	Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

21.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Finance Document;

21.1.2	any amendment, variation, novation or replacement of any other Finance Document;

21.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

21.1.4	the winding-up or dissolution of any other Borrower or any other Security Party;

21.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

21.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

21.2	No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

21.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

21.2.2	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

21.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

21.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

21.2.5	unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

22	Miscellaneous

22.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

22.2	Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

22.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or my of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

22.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

22.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

22.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

23	Law and Jurisdiction

23.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

23.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3	Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4	Waiver of objections Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

23.5.1	irrevocably appoints Messrs Ince & Co. of International House, 1 St. Katharine’s Way, London E1W 1UN, England (Attention: Mr. Michael Volikas) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

24	Confidentiality

This Agreement and the terms and conditions hereof are and shall remain strictly private and confidential to the Lenders and the Borrowers and their legal advisers and will not be voluntarily disclosed to any other person without the consent of each of the Lenders and the Borrowers.

SCHEDULE 1: The Lenders, the Arrangers and the Commitments

The Lenders	The Commitments
DVB BANK AG Friedrich-Ebert-Anlage 2-14	100%
D60325 Frankfurt am Main
Federal Republic of Germany

Fax No.: +49 69 97 504 7688

Attention: Loans Administration Department

With copy to:

95 Akti Miaouli

Piraeus 185 38

Greece

Fax No,:+30 210 429 1284

Attention: Greek Representative Office

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent

1	Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Specimen signatures A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(e)	Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)	Officer’s certificates A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(g)	Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

(i)	Capital structure, equity and debt finance Evidence, in form and substance satisfactory to the Agent, of the capital structure of the Group and that the Personal Guarantor has, in the opinion of the Agent, sufficient equity and debt finance commitments from other sources in order to fulfil the Borrowers’ obligations under the Building Contracts.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the Building Contract in form and substance satisfactory to the Agent;

(ii)	the Management Agreement in form and substance satisfactory to the Agent;

(iii)	such documents as the Agent may reasonably require to evidence the nomination of the Borrower as purchaser of the Vessel pursuant to the Building Contract in form and substance satisfactory to the Agent;

(iv)	the Refund Guarantee in respect of the relevant First Instalment and Second Instalment due to the Builder under the Building Contract in form and substance satisfactory to the Agent; and

(v)	the invoice issued by the Builder and countersigned by the Vessel’s classification society evidencing the obligation of the Borrower to pay the relevant Instalment to the Builder under the Building Contract on a date no later than the proposed Drawdown Date of the Drawing in question.

(b)	Collateral Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of each Collateral Owner, of:

(i)	any charterparty or other contract of employment of its Collateral Vessel which will be in force on the Drawdown Date;

(ii)	the Management Agreement in respect of its Collateral Vessel;

(iii)	its Collateral Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(iv)	its Collateral Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(v)	its Collateral Vessel’s current SMC;

(vi)	the ISM Company’s current DOC;

(vii)	its Collateral Vessel’s current ISSC;

(viii)	its Collateral Vessel’s current IAPPC;

(ix)	its Collateral Vessel’s current Tonnage Certificate;

(x)	that Collateral Owner’s current Carrier Initiative Agreement with the United States’ Customs Service;

in each case together with all addenda, amendments or supplements.

(c)	Evidence of Collateral Owner’s title Evidence that on the Drawdown Date (i) each Collateral Vessel will be at least provisionally registered under the flag stated in Clause 1.l (Definitions and Interpretation) in the ownership of the relevant Collateral Owner and (ii) each Mortgage will be capable of being registered against the relevant Collateral Vessel with second priority.

(d)	Evidence of insurance Evidence that each Collateral Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(e)	Evidence of Funding Confirmation from the Agent that Clause 12.2.24 has been complied with for the instalment in question.

(f)	Equity Portion Evidence satisfactory to the Agent that any Equity Portion has been paid to the Agent one day prior to the Drawdown Date for remittance to the Builder with the relevant portion of the Loan and that it is fully subordinated to the Loan.

(g)	Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that each Collateral Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Lender free of any recommendations or qualifications affecting class, unless otherwise agreed by the Agent in writing. The Agent shall require to be notified of the class and the classification society of each Vessel at least fifteen (15) days prior to each Drawdown Date.

(h)	Instruction to classification society A letter of instruction from each Collateral Owner to its Collateral Vessel’s classification society.

(i)	Survey report A report by a surveyor instructed by the Lender to inspect the Collateral Vessels confirming that the condition of each Collateral Vessel is in all respects acceptable to the Lender.

(j)	Valuation A valuation of each Collateral Vessel certifying the Net Fair Market Value for each Collated Vessel, assessed on the relevant Drawdown Date.

(k)	Mortgagees’ Insurances Evidence of the Lender being covered under the Mortgagees’ Insurances for an amount of not less than one hundred and twenty per cent (120%) of the Loan and at the expense of the Borrower.

(l)	Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, the Account Holder’s confirmation and all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(m)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts, as the Lender may require.

(n)	Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Lender, they will remain the commercial and technical managers of each Collateral Vessel and that they will not, without the prior written consent of the Lender, sub-contract or delegate the commercial or technical management of any Collateral Vessel to any third party and confirming in terms acceptable to the Lender that, following the occurrence of an Event of Default, all claims of the Managers against any Collateral Owner shall be subordinated to the claims of the Lender under the Finance Documents.

(o)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

3	Legal opinions

(a)	If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements of each Corporate Guarantor and the Group.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the relevant Drawdown Date.

(f)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent

1	Evidence of Collateral Owners’ title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Clause 1.1 (Definitions and Interpretation) confirming that (a) each Collateral Vessel is permanently registered under that flag in the ownership of the relevant Collateral Owner, (b) each Mortgage has been registered with second priority against the relevant Collateral Vessel and (c) there are no further Encumbrances registered against any Collateral Vessel other than the first priority mortgage in favour of HSH, under the relevant Collateral Loan Agreement.

2	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

4	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Lender.

5	Companies Act registrations If applicable, evidence that the prescribed particulars of the Security Documents have been delivered to the relevant Registrar of Companies within the statutory time limit.

6	Master’s receipt If applicable, the master’s receipt for the Mortgage.

SCHEDULE 3: Calculation of Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority for, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from an office in the .euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the relevant Vessel Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the relevant Vessel Loan from that office.

4	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:

(a)	where the relevant Vessel Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01 per cent per annum

100 - (B + S)

(b)	where the relevant Vessel Loan is denominated in any currency other than sterling:

F x 0.01 per cent per annum

300

where:

B	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the relevant Vessel Loan is an overdue amount, the additional rate of interest specified in Clause 7.9 (Default interest)) payable for the relevant Interest Period on the relevant Vessel Loan;

S	is the percentage (if any) of eligible liabilities which that Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to that Lender on special deposits; and

F	is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure: for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

5	For the purpose of this Schedule:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)	“Fees Regulations” means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6	In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15. Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7	If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

8	If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrowers of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrowers.

SCHEDULE 4: Form of Drawdown Notice

To:	DVB BANK AG

From:	DRILLSHIP HYDRA OWNERS INC.

DRILLSHIP PAROS OWNERS INC.

2007

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                 2007 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance to us a Drawing in the sum of [                        ] of the Vessel Loan in respect of Hull no. [            ] on                         200  , which is a Business Day, by paying the amount of the Drawing in accordance with the provisions of the relevant Building Contract [in] [towards] payment of the [        ] Instalment.

We confirm that we have credited with you in full the relevant Equity Portion and we warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on             200  , that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [        ] months as the first Interest Period.]

Yours faithfully

For and on behalf of

DRILLSHIP HYDRA OWNERS INC.

DRILLSHIP PAROS OWNERS INC.

SCHEDULE 5: Form of Transfer Certificate

To:	DVB BANK AG

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated                 2007, on the terms and subject to the conditions of which a secured loan facility of up to $230,000,000 was made available to Drillship Hydra Owners Inc. and Drillship Paros Owners Inc. on a joint and several basis, by a syndicate of banks on whose behalf you act as agent and security agent.

1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule, by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction:

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition. creditworthiness, condition, affairs, status or nature of any Security Party.

6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DVB BANK AG as Agent

By:

Date:

SCHEDULE 6: Form of Compliance Certificate

To:	DVB BANK AG

From:	GRAND INVESTMENT HOLDING LTD.

CARDIFF MARINE INC.

DRILLSHIP HYDRA OWNERS INC.

DRILLSHIP PAROS OWNERS INC.

OIL TRANSPORT INVESTMENTS LIMITED

INNOVATIVE INVESTMENTS LIMITED

AMBASSADOR SHIPPING CORPORATION

Dated:

Dear Sirs

Drillship Hydra Owners Inc. and Drillship Paros Owners Inc – Loan Agreement dated [    ] 2007 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

1.	the Group’s Leverage does not exceed 75%, as required by Clause 12. 2.1 (a);

2.	the Group’s Minimum Net Worth is not lower than one hundred and fifty million Dollars ($150,000,000) as required by Clause 12.2.1. (b);

3.	Cardiff’s Minimum Liquidity is in excess of $30,000,000, as required by Clause 12.2.1 (c);

4.	Grand’s Leverage does not exceed 75%, as required by Clause 12.2.2 (a);

5.	Grand’s Minimum Net Worth is not lower than $75,000,000, as required by Clause 12.2.2 (b);

6.	Clause 10.13 is being complied with.

We confirm that no Default is continuing*.

Signed:

Director

of

[GRAND INVESTMENT HOLDING LTD.]

[CARDIFF MARINE INC.]

[DRILLSHIP HYDRA OWNERS INC.]

[DRILLSHIP PAROS OWNERS INC.]

[OIL TRANSPORT INVESTMENTS LIMITED]

[INNOVATIVE INVESTMENTS LIMITED]

[AMBASSADOR SHIPPING CORPORATION]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by EUGENIA PAPAPONTIKOU	)
duly authorised for and on behalf	)	/s/ Eugenia Papapontikou
of DRILLSHIP HYDRA OWNERS INC.	)

SIGNED by EUGENIA PAPAPONTIKOU	)
duly authorised for and on behalf	)	/s/ Eugenia Papapontikou
of DRILLSHIP HYDRA OWNERS INC.	)

SIGNED by ALEXANDROS DAMIANIDIS	)
duly authorised for and on behalf	)	/s/ Alexandros Damianidis
of DVB BANK AG (as a Lender))

SIGNED by ALEXANDROS DAMIANIDIS	)
duly authorised for and on behalf	)	/s/ Alexandros Damianidis
of DVB BANK AG (as an Arranger))

SIGNED by ALEXANDROS DAMIANIDIS	)
duly authorised for and on behalf	)	/s/ Alexandros Damianidis
of DVB BANK AG (as a Agent))

SIGNED by ALEXANDROS DAMIANIDIS	)
duly authorised for and on behalf	)	/s/ Alexandros Damianidis
of DVB BANK AG	)
(as the Security Agent))